Exhibit 99.1
For Immediate Release
Contact:
Bruce Riggins	Jerry Daly or Carol McCune
VP, Strategic Planning & Analysis	Daly Gray Public Relations (Media)
(703) 812-7223	(703) 435-6293

MeriStar Hospitality Corporation Reports Third-Quarter Results

     ARLINGTON, Va., November 4, 2003—MeriStar Hospitality Corporation (NYSE: MHX), one of the nation’s largest hotel real estate investment trusts (REIT), today announced financial results for the third quarter and nine months ended September 30, 2003:

•	The company’s net loss was $(51) million, or $(1.06) per share, for the 2003 third quarter, compared to a net loss of $(29) million, or $(0.65) per share in the 2002 third quarter. Net loss for the nine months ended September 30, 2003 (year-to-date 2003) was $(327) million, or $(7.04) per share, compared to a net loss of $(36) million, or $(0.81) per share, for the same period in 2002. The company’s net loss includes asset impairment charges related to the company’s asset disposition program of $(21) million and $(286) million for the third quarter and year-to-date 2003, respectively.

•	Total revenues from continuing operations were $221 million and $704 million for the third quarter and year-to-date 2003, respectively, compared to $222 million and $723 million for the same periods in 2002.

•	Funds from operations (FFO) was $(24) million, or $(0.48) per share, for the 2003 third quarter, compared to $4 million, or $0.08 per share in the 2002 third quarter. Year-to-date 2003 FFO was $(259) million, or $(5.23) per share, compared to $60 million, or

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$1.12 per share, for the same period in 2002. Third quarter and year-to-date 2003 FFO include the asset impairment charges of $(21) million, or $(0.41) per share, and $(286) millon, or $(5.76) per share. Consistent with recent guidance from the Securities and Exchange Commission (SEC), the company now includes asset impairment charges in the calculation of FFO, whereas, in previous periods, consistent with the definition promulgated by the National Association of Real Estate Investment Trusts (NAREIT), the charges had been excluded from FFO.

•	Adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization and other items) was $31 million and $133 million for the third quarter and year-to-date 2003, respectively, compared to $40 million and $173 million for the same periods in 2002. Third quarter and year-to-date 2003 Adjusted EBITDA exclude a $5 million gain on early extinguishments of debt. Gains on early extinguishments of debt had been included in the company’s previous EBITDA guidance for the 2003 third quarter and full year. Adjusted EBITDA and FFO are non-GAAP financial measures that should not be considered as alternatives to any measures of operating results under GAAP. See note (b) for further discussion of these non-GAAP financial measures.

•	Comparable revenue per available room (RevPAR) for the 2003 third quarter declined 1.0 percent to $60.81. Occupancy rose 3.2 percent to 67.0 percent, while average daily rate (ADR) decreased 4.1 percent to $90.76. Comparable hotel level operating margins declined 300 basis points to 13.1 percent.

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•	Year-to-date 2003 RevPAR decreased 3.9 percent to $63.98. ADR declined 4.2 percent to $96.53 and occupancy rose 0.3 percent to 66.3 percent. Year-to-date 2003 comparable hotel level operating margins declined 330 basis points to 18.5 percent.

     “We were encouraged to see solid gains in occupancy in the third quarter compared to the same period in 2002,” said Paul W. Whetsell, chairman and chief executive officer. “However, business travel has not recovered to the levels we had previously anticipated. We continue to see growing signs of an economic and industry recovery, although we now believe that meaningful RevPAR growth is not likely until 2004.

     “Our operating margins remained under pressure during the third quarter. We expect this trend to continue in the fourth quarter as RevPAR levels remain flat or slightly negative compared to last year. We remain committed to containing costs, and in September, we initiated a comprehensive energy management program that is expected to lower energy costs across our portfolio.”

Acquisitions and Dispositions

     Whetsell noted that the company’s asset disposition program continues on track and that buyer interest in the properties for sale remains high. “Since the end of the second quarter, we have sold five properties, including one in October, for total proceeds of $75 million. We anticipate closing on a substantial portion of the 35 additional assets identified for disposition late in the fourth quarter and early 2004. We expect the disposition of the 35 hotels to generate total proceeds of $280 million to $320 million.”

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     Whetsell added that the company also is focusing efforts on select hotel acquisitions. “We have been primarily concentrating on executing our strategy of reshaping our portfolio through selective dispositions. However, we now have the capability to acquire hotels that meet our criteria as part of this strategy, as well. With our recent equity issuance, as well as the option to use asset sale proceeds and the recent CMBS financing proceeds for acquisitions, we are well-positioned to acquire hotels in transactions that are accretive to earnings. We are targeting hotels in major urban markets with strong brands that contain significant meeting space and are in the 300 to 800 rooms range.”

Operating Performance in Significant Markets

     The company reported positive RevPAR in New Jersey, Tampa/Clearwater and Southwest Florida for the third quarter. “Relative strength in those two Florida markets indicates growing demand from the leisure travel segment,” Whetsell said. “In addition, the Orlando market appears to be stabilizing as RevPAR was flat, compared to a double-digit decline in the second quarter. We were particularly gratified to see a double-digit gain in the New Jersey market after two years of subpar results. Houston and Dallas reported two of the largest declines as these markets remain challenged by burgeoning room supply and soft local economies.”

     RevPAR contributions in significant markets for the third quarter and year-to-date 2003 were:

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	Three months ended		Nine months ended
	September 30, 2003		September 30, 2003
		Percentage of			Percentage of
	RevPAR	Total	RevPAR		Total
	Change	Revenue	Change		Revenue

New Jersey	12.3%	7.0%		-5.1%	6.9%
Tampa/Clearwater	5.1%	4.4%		3.6%	5.0%
Southwest Florida	2.9%	7.2%		2.0%	9.3%
Orlando	0.0%	4.5%		-6.9%	4.9%
Connecticut	-0.8%	2.8%		-5.9%	2.7%
Mid-Atlantic	-1.1%	11.3%		-3.7%	10.9%
Atlanta	-1.4%	3.0%		-3.6%	2.9%
Southern California	-2.3%	6.4%		-5.8%	5.8%
Chicago	-3.1%	4.8%		-0.4%	4.2%
Northern California	-4.7%	6.4%		-7.2%	5.4%
Houston	-6.8%	3.6%	-	10.4%	3.7%
Colorado	-9.1%	2.9%		-5.8%	2.5%
Dallas	-9.2%	3.8%		-8.2%	4.1%

Capital Structure

     The company completed the following capital markets transactions during the 2003 third quarter:

•	$170 million of 9.5% convertible subordinated notes were issued. The company redeemed $151 million of its 4 3/4% convertible subordinated notes due 2004 and $23 million face amount of its 8 3/4% senior subordinated notes due 2007 from the proceeds, at a total discount to par of $3 million.

•	2.79 million shares of common stock were issued in exchange for $18 million face amount of 8 3/4% senior subordinated notes. The notes were acquired at an average price of 90.6 percent of face amount resulting in a gain of $2 million.

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•	12.0 million shares were issued in a public offering at a price to the public of $7.20 per share. Including an additional over-allotment of 1.8 million shares issued in October, total proceeds to the company, net of underwriting discounts and commissions, were $95 million.

•	$101 million of proceeds were received for a new commercial mortgage-backed securities (CMBS) financing secured by four of the company’s hotels. The 10-year loan carries an annual interest rate of 6.88%.

     “We have significantly enhanced our balance sheet with the transactions completed in the third quarter,” said Donald D. Olinger, chief financial officer. “Since the beginning of the year, we have reduced our net debt by $180 million, refinanced our 2004 maturity and reduced the outstanding balance on our 8 3/4% senior subordinated notes, which represent our next significant maturity in 2007, by $100 million to $105 million. As a result of the transactions completed to date, we currently have more than $275 million of cash including $240 million of unrestricted cash. The cash on hand will be used for a variety of corporate purposes, including hotel acquisitions, reinvestment in our remaining core properties and selective repayment of our more expensive debt.”

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Long-Term Debt

     Long-term debt as of September 30, 2003 consisted of the following (in 000’s):

		Interest
	Balance	Rate	Maturity

Convertible Notes	$3,705	4.75%	2004
Senior Subordinated Notes (1)	163,388	8.75%	2007
Senior Unsecured Notes	299,426	9.00%	2008
Senior Unsecured Notes	248,795	10.50%	2009
CMBS	310,475	7.76%	2009
Convertible Notes	170,000	9.50%	2010
Senior Unsecured Notes	396,318	9.13%	2011
Mortgage Debt and Other	36,018	9.27%	Various
CMBS	101,000	6.88%	2013

	$1,729,125

(1)  Subsequent to quarter-end, the company repurchased $59 million face amount of senior subordinated notes.

Outlook

     Olinger noted that the company’s RevPAR estimate for the fourth quarter is flat to a decline of 2.5 percent from prior year levels whereas the company previously had anticipated slightly positive results for the quarter. 2003 full year RevPAR is estimated to decline 3 percent to 4 percent. The company provides the following range of estimates for the 2003 fourth quarter and full year (includes the effect of asset sales anticipated to occur in the fourth quarter):

•	Net loss of $(26) million to $(29) million for the fourth quarter and $(353) million to $(355) million for the full year;

•	Net loss per diluted share of $(0.41) to $(0.46) for the fourth quarter and $(6.93) to $(6.98) for the full year;

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•	FFO per diluted share (a) of $(0.10) to $(0.15) for the fourth quarter and $(5.02) to $(5.07) for the full year; and

•	Adjusted EBITDA (a) of $28 million to $31 million for the fourth quarter and $162 million to $165 million for the full year. Adjusted EBITDA excludes gain on early extinguishments of debt that was previously included in the company’s EBITDA guidance. The company began using the term Adjusted EBITDA in the third quarter of 2003. Adjusted EBITDA and FFO are non-GAAP financial measures that should not be considered as alternatives to any measures of operating results under GAAP. See note (b) for further discussion of these non-GAAP financial measures.

(a) See reconciliations of net loss to FFO per diluted share and net loss to Adjusted EBITDA included in the operating statement tables of this press release. (b) This press release includes various references to FFO and Adjusted EBITDA. Substantially all of our non-current assets consist of real estate, and, in accordance with GAAP, those assets are subject to straight-line depreciation, which reflects the assumption that the value of real estate assets, other than land, will decline over time. That assumption is often not true with respect to the actual market values of real estate assets (and, in particular, hotels), which fluctuate based on economic, market and other conditions. As a result, management and many industry investors believe the presentation of GAAP

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operating measures for real estate companies to be more informative and useful when other measures, adjusted for depreciation and amortization, also are presented.

In an effort to address these concerns, NAREIT adopted a definition of Funds From Operations, or FFO. NAREIT defines FFO as net income (computed in accordance with GAAP) excluding gains (or losses) from sales of real estate, real estate-related depreciation and amortization, and after adjustments for our portion of these items related to unconsolidated partnerships and joint ventures. As defined by NAREIT, FFO also does not include reductions from asset impairment charges. The SEC, however, recommends that FFO include the effect of asset impairment charges, which presentation we have adopted. We believe FFO is an indicative measure of our operating performance due to the significance of our hotel real estate assets, and that it can be used to measure our ability to service debt, fund capital expenditures, and expand our business. Management also uses FFO in our annual budget process. In addition, some of the restrictive covenants in our debt instruments are based on FFO.

EBITDA represents consolidated earnings before interest, income taxes, depreciation and amortization and includes operations from the assets included in discontinued operations. We further adjust EBITDA for the effect of capital market transactions that would result in a gain or loss on early extinguishments of debt as well as the earnings effect of asset

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dispositions and any impairment assessments, resulting in the measure that we refer to as “Adjusted EBITDA.” We exclude the effect of gains or losses on early extinguishments of debt as well as the earnings effect of asset dispositions and impairment assessments because we believe that including them in Adjusted EBITDA does not fully reflect the operating performance of our remaining assets.

We also believe Adjusted EBITDA provides useful information to investors regarding our financial condition and results of operations because Adjusted EBITDA is useful in evaluating our operating performance and our capacity to incur and service debt, fund capital expenditures and expand our business. Furthermore, management uses Adjusted EBITDA to provide a measure of unleveraged cash flow that can be isolated on an asset by asset basis, to determine overall property performance and to measure our ability to service debt. We believe that the rating agencies and a number of our lenders also use Adjusted EBITDA for those purposes. Management also uses Adjusted EBITDA as one measure in determining the value of acquisitions and dispositions and, like FFO, it is also widely used in our annual budget process.

     MeriStar will hold a conference call to discuss its third-quarter results today, November 4, at 10 a.m. Eastern time. Interested parties may visit the company’s Web site at www.meristar.com and click on Investor Relations and then the webcast link.

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     Interested parties also may listen to an archived webcast of the conference call on the Web site, or may dial (800) 405-2236, pass code 555316, to hear a telephone replay. The telephone replay will be available through midnight on Monday, November 10, 2003.

     Arlington, Va.-based MeriStar Hospitality Corporation owns 100 principally upscale, full-service hotels in major markets and resort locations with 26,219 rooms in 25 states, the District of Columbia and Canada. The company owns hotels under such internationally known brands as Hilton, Sheraton, Marriott, Westin, Doubletree and Radisson. For more information about MeriStar Hospitality Corporation, visit the company’s Web site: www.meristar.com.

     This press release contains forward-looking statements about MeriStar Hospitality Corporation, including those statements regarding future operating results, the timing and composition of revenues and expected proceeds from asset sales, among others. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially, including the following: the current slowdown of the national economy; economic conditions generally and the real estate market specifically; the impact of the September 11, 2001 terrorist attacks and actual or threatened future terrorist incidents; the threatened or actual outbreak of hostilities and international political instability; governmental actions; legislative/regulatory changes, including changes to laws governing the taxation of REITs; level of proceeds from asset sales; cash available for capital expenditures; availability of capital; ability to refinance debt; rising interest rates; rising insurance premiums; competition; supply and demand for hotel rooms in our current and proposed market areas, including the existing and continuing weakness in business and leisure travel and lower-than expected daily room rates; other factors that may influence the travel industry, including health, safety and economic factors; and changes in general accounting principles, policies and guidelines applicable to REITs. Additional risks are discussed in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K for the year ended December 31, 2002. Although the company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. These statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

MERISTAR HOSPITALITY CORPORATION
STATEMENTS OF OPERATIONS
(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS AND OPERATING INFORMATION)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2003	2002	2003	2002
Revenue:
Hotel operations:
Rooms	$146,057	$147,548	$455,590	$474,540
Food and beverage	53,660	54,089	181,230	181,174
Other hotel operations	17,570	17,469	56,736	55,174
Office rental, parking and other revenue	3,579	3,309	10,337	12,331

Total revenue	220,866	222,415	703,893	723,219
Hotel operating expenses:
Rooms	40,360	38,259	116,040	114,197
Food and beverage	43,268	41,998	134,257	131,551
Other hotel operating expenses	11,080	10,424	34,119	31,621
Office rental, parking and other expenses	933	740	2,147	2,237
Other operating expenses:
General and administrative	39,426	39,781	121,679	121,936
Property operating costs	37,730	37,287	109,844	109,275
Depreciation and amortization	27,451	28,544	84,845	88,308
Loss on asset impairments	21,000	—	263,377	—
Property taxes, insurance and other	17,816	15,478	57,292	50,268

Operating expenses	239,064	212,511	923,600	649,393

Operating (loss) income	(18,198)	9,904	(219,707)	73,826
Gain on early extinguishments of debt	4,574	—	4,574	—
Change in fair value of non-hedging derivatives, net of swap payments	—	(1,132)	—	(4,211)
Loss on fair value of non-hedging derivatives	—	—	—	(4,735)
Minority interest income	1,662	1,584	15,937	1,965
Interest expense, net	(36,404)	(33,949)	(106,017)	(102,786)

Loss before income taxes and discontinued operations	(48,366)	(23,593)	(305,213)	(35,941)
Income tax benefit	410	649	625	989

Loss from continuing operations	(47,956)	(22,944)	(304,588)	(34,952)
Discontinued operations:
Loss from discontinued operations before tax (expense) benefit	(2,737)	(6,591)	(22,168)	(1,410)
Income tax (expense) benefit	(1)	133	(44)	(10)

Loss from discontinued operations	(2,738)	(6,458)	(22,212)	(1,420)

Net loss	(50,694)	(29,402)	(326,800)	(36,372)
Dividends declared on unvested restricted stock	—	(2)	—	(5)

Loss available to common stockholders	$(50,694)	$(29,404)	$(326,800)	$(36,377)

Weighted average number of diluted shares of common stock outstanding	47,709	45,045	46,445	44,851

Loss per diluted common share	$(1.06)	$(0.65)	$(7.04)	$(0.81)

	THREE MONTHS ENDED SEPTEMBER 30,			NINE MONTHS ENDED SEPTEMBER 30,
	2003		2002	2003		2002
Funds from operations:
Net loss	$(50,694)		$(29,402)	$(326,800)		$(36,372)
Loss on disposal of assets	2,772		6,403	2,772		6,403
Hotel depreciation and amortization	25,244		28,594	80,900		86,844
Minority interest to common OP unit holders	(1,803)		(1,725)	(16,360)		(2,389)

Funds from operations	(24,481	)(a)	3,870	(259,488	)(a)	54,486
Interest on convertible debt, net of income tax	—		—	—		5,346

Funds from operations on a diluted basis	$(24,481	)(a)	$3,870	$(259,488	)(a)	$59,832

Weighted average number of diluted shares of common stock and common OP units outstanding	50,665		48,954	49,576		53,386

Funds from operations per diluted share	$(0.48)		$0.08	$(5.23)		$1.12

Operating Information:
Adjusted EBITDA	$30,535		$39,962	$133,327		$172,769
Occupancy	67.0%		64.9%	66.3%		66.1%
ADR	$90.76		$94.61	$96.53		$100.72
RevPAR	$60.81		$61.43	$63.98		$66.59

EBITDA and Adjusted EBITDA are comprised of the following:

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2003	2002	2003	2002

Loss from continuing operations	$(47,956)	$(22,944)	$(304,588)	$(34,952)
Loss from discontinued operations	(2,738)	(6,458)	(22,212)	(1,420)

Net loss	$(50,694)	$(29,402)	$(326,800)	$(36,372)

Loss from continuing operations	$(47,956)	$(22,944)	$(304,588)	$(34,952)
Interest expense, net	36,404	33,949	106,017	102,786
Income tax benefit	(410)	(649)	(625)	(989)
Depreciation and amortization	27,451	28,544	84,845	88,308

EBITDA from continuing operations	15,489	38,900	(114,351)	155,153
Loss on asset impairments	21,000	—	263,377	—
Gain on early extinguishments of debt	(4,574)	—	(4,574)	—
Change in fair value of non-hedging derivatives, net of swap payments	—	1,132	—	4,211
Loss on fair value of non-hedging derivatives	—	—	—	4,735
Minority interest income	(1,662)	(1,584)	(15,937)	(1,965)

Adjusted EBITDA from continuing operations	$30,253	$38,448	$128,515	$162,134

Loss from discontinued operations	$(2,738)	$(6,458)	$(22,212)	$(1,420)
Interest, net	—	(102)	—	(277)
Income tax expense (benefit)	1	(133)	44	10
Depreciation and amortization	247	1,804	1,908	5,919

EBITDA from discontinued operations	(2,490)	(4,889)	(20,260)	4,232
Loss on asset impairments	—	—	22,300	—
Loss on disposal of assets	2,772	6,403	2,772	6,403

Adjusted EBITDA from discontinued operations	$282	$1,514	$4,812	$10,635

Adjusted EBITDA, total operations	$30,535	$39,962	$133,327	$172,769

(a)	Funds from operations for the three and nine months ended September 30, 2003 include the effect of loss on asset impairments of $21 million and $285.7 million (or ($.41) and ($5.76) per diluted share), respectively.

Reconciliation of 2003 forecasted diluted net loss to funds from operations per diluted share and diluted net loss to EBITDA and Adjusted EBITDA:

	THREE MONTHS ENDING DECEMBER 31, 2003 FORECAST
	LOW-END OF RANGE	HIGH-END OF RANGE
Forecasted funds from operations:
Forecasted diluted net loss	$(28,554)	$(25,750)
Adjustments to forecasted net loss:
Hotel depreciation and amortization	27,000	27,000
(Gain) loss on disposal of assets	(6,500)	(6,500)
Minority interest to common OP unit holders	(1,702)	(1,549)

Funds from operations	$(9,756)	$(6,799)

Weighted average number of diluted shares of common stock outstanding	62,659	62,659
Common OP units outstanding	2,920	2,920

Weighted average number of diluted shares of common stock outstanding and common OP units	65,579	65,579

Funds from operations per diluted share	$(0.15)	$(0.10)

Forecasted EBITDA and Adjusted EBITDA:
Forecasted diluted net loss	$(28,554)	$(25,750)
Interest expense, net	36,200	36,200
Income tax (benefit) expense	(435)	(392)
Depreciation and amortization	29,150	29,150

EBITDA, total operations	36,361	39,208
Gain on disposal of assets	(6,500)	(6,500)
Minority interest income	(1,561)	(1,408)

Adjusted EBITDA, total operations	$28,300	$31,300

	YEAR ENDING DECEMBER 31, 2003 FORECAST
	LOW-END OF RANGE	HIGH-END OF RANGE
Forecasted funds from operations:
Forecasted diluted net loss	$(355,354)	$(352,550)
Adjustments to forecasted net loss:
Hotel depreciation and amortization	107,900	107,900
(Gain) loss on disposal of assets	(3,728)	(3,728)
Minority interest to common OP unit holders	(18,062)	(17,909)

Funds from operations	$(269,244)	$(266,287)

Weighted average number of diluted shares of common stock outstanding	50,877	50,877
Common OP units outstanding	2,182	2,182

Weighted average number of diluted shares of common stock outstanding and common OP units	53,059	53,059

Funds from operations per diluted share	$(5.07)	$(5.02)

Forecasted net loss:
Loss from continuing operations	$(339,642)	$(336,838)
Loss from discontinued operations	(15,712)	(15,712)

Net loss	$(355,354)	$(352,550)

Forecasted EBITDA and Adjusted EBITDA:
Forecasted diluted net loss	$(339,642)	$(336,838)
Interest expense, net	142,217	142,217
Income tax (benefit) expense	(1,060)	(1,017)
Depreciation and amortization	113,995	113,995

EBITDA from continuing operations	(84,490)	(81,643)
Loss on asset impairments	263,377	263,377
Gain on early extinguishments of debt	(4,574)	(4,574)
Minority interest income	(17,498)	(17,345)

Adjusted EBITDA from continuing operations	$156,815	$159,815

Loss from discontinued operations	$(15,712)	$(15,712)
Income tax expense (benefit)	44	44
Depreciation and amortization	1,908	1,908

EBITDA from discontinued operations	(13,760)	(13,760)
Loss on asset impairments	22,300	22,300
(Gain) loss on disposal of assets	(3,728)	(3,728)

Adjusted EBITDA from discontinued operations	$4,812	$4,812

Adjusted EBITDA, total operations	$161,627	$164,627